Exhibit 99.1

News Release

Release Date:	Thursday, March 29, 2012

Release Time:	Immediately

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

Oneida, NY, March 29, 2012 – Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (the “Company”) (Nasdaq:ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of April 10, 2012 and will be paid on April 24, 2012.

Oneida Financial Corp. reported total assets at December 31, 2011 of $663.7 million and stockholders’ equity of $88.0 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and financial services company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.